Shire Pharmaceuticals Group plc
Hampshire International Business Park,
Chineham, Basingstoke RG24 8EP  UK
Tel +44 1256 894000 Fax +44 1256 894708
http://www.shire.com

For immediate release



      RESEARCH & DEVELOPMENT BRIEFINGS- 26th September and 1st October 2002

Basingstoke, UK - 20th September 2002 - Shire Pharmaceuticals Group plc (LSE:
SHP, NASDAQ: SHPGY; TSX: SHQ) will hold its first R & D Briefing Meeting on 26th September 2002 in New York from 8.30am EST* (1.30pm BST*) until 12.30pm EST* (5.30pm BST*). A similar meeting will take place in London on 1st October 2002 from 9.00am BST* (4.00am EST*) until 1pm BST* (8.00am EST*).

Final registrations are still being accepted for this meeting for analysts and investors: please email ssalah@uk.shire.com for further details or to confirm your attendance if you have not already done so.

A press release summarizing the briefing will be released on 26th September 2002 at 12.00noon BST (7.00am EST).

If you are unable to attend either of the presentations you can join a live conference call of the event. Details are as follows:

                     US Day                       UK Day
  US                 8666853766                   8666853766
  UK                 0800626606                   0800626606
  Password           Shire                        Shire

Webcast:
The call will also be available live over the Internet via audio webcast, accessible through www.shire.com in the investor relations section. A slide presentation to accompany the call will also be available on the Shire website.

A replay service of the presentation will be available for five working days. Details are as follows:

                   US Day                          UK Day
  US               8882868010                      8882868010
  UK               08007311729                     08007311729
  Password US      60809                           60810
  Password UK      420627(first 3hrs) - 322978     591470 (first 3hrs) - 249019

If you have any problems accessing this, please contact: Souheil Salah on: +44
(0) 1256 894 160

                                       End

For further information please contact:

Global (outside US & Canada)
Clea Rosenfeld - Investor Relations                          +44 1256 894 160

US & Canada
Gordon Ngan - Investor Relations                             +1 450 978 7938

* These times exclude lunch.

Notes to editors

Shire Pharmaceuticals Group plc
Shire Pharmaceuticals Group plc (Shire) is a rapidly growing international specialty pharmaceutical company with a strategic focus on three therapeutic areas - central nervous system disorders (CNS), oncology and anti-infectives. Shire also has two platform technologies: advanced drug delivery and Biologics. Shire's core strategy is based on research and development combined with in licensing and a focus on eight key pharmaceutical markets.

For further information on Shire, please visit the company's website: www.shire.com

THE "SAFE HARBOUR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. The statements in this press release that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event that such risks or uncertainties materialise, Shire's results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development and commercialisation, the impact of competitive products, patents, government regulation and approval, and other risks and uncertainties detailed from time to time in periodic reports produced by Shire, including the Annual Report filed on Form 10K by Shire with the Securities and Exchange Commission.